Exhibit 10.35

PURCHASE AND SALE AGREEMENT

BY AND AMONG

MAGNOLIA SUN LLC
(the Purchaser),

PRINCIPAL SOLAR, INC.

VIS SOLIS, INC.

and

AstroSol, inc.

(the Sellers)

AND

PRINCIPAL SOLAR, INC.

(the Sellers' Representative)

August 18, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1

ARTICLE II PURCHASE AND SALE OF THE INTERESTS		10

2.1	Sale of the Interests to the Purchaser	10
2.2	Purchase Price	10
2.3	Proration of Project Costs and Revenues	10
2.4	Confirmation of Proration	11
2.5	Option Payment	13

ARTICLE III CLOSING		13

3.1	Closing	13
3.2	Conditions Precedent to the Purchaser's Obligation to Close	13
3.3	Conditions Precedent to the Sellers' Obligation to Close	14
3.4	Deliveries and Actions Taken at the Closing	15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		17

4.1	Organization	17
4.2	Authority	17
4.3	Enforceability	17
4.4	No Conflicts; Consents and Approvals	17
4.5	Litigation	18
4.6	Interests	18
4.7	Brokers	18
4.8	Solvency	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANIES		19

5.1	Organization	19
5.2	Authority	19
5.3	No Conflicts; Consents and Approvals	19
5.4	Capitalization of the Companies	19
5.5	Financial Statements	20
5.6	Officers	20
5.7	Bank Accounts	20
5.8	Absence of Undisclosed Liabilities	20
5.9	Assets	21
5.10	Real Property	21
5.11	Contracts	22
5.12	Employees; Employee Benefit Plans	22
5.13	Intellectual Property	22
5.14	Permits; Compliance with Law	23

i

5.15	Litigation	24
5.16	Taxes	24
5.17	Environmental Matters	25
5.18	Absence of Changes	26
5.19	Affiliate Transactions	27
5.20	Insurance	27
5.21	Brokers	28
5.22	Minutes; Books and Records	28
5.23	Solar Data and Project Attributes	28
5.24	Accuracy of Materials	28

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		28

6.1	Organization	28
6.2	Authority	28
6.3	Enforceability	29
6.4	No Conflicts; Consents and Approvals	29
6.5	Brokers	29
6.6	Litigation	29

ARTICLE VII COVENANTS		29

7.1	Access	29
7.2	Conduct of the Business	30
7.3	Books and Records	31
7.4	Bank Accounts and Email Addresses	31
7.5	Energy Regulatory Filings	31
7.6	Notification of Certain Matters	31
7.7	Further Assurances	32
7.8	Governmental Approvals	32
7.9	Tax Matters	33
7.10	Confidentiality	35
7.11	The Sellers' Representative	35

ARTICLE VIII INDEMNIFICATION		36

8.1	Indemnification	36
8.2	Claim Procedures	38
8.3	Survival of Claims	38
8.4	Exclusive Remedy	39
8.5	Third-Party Claims	39

ARTICLE IX TERMINATION		40

9.1	Causes of Termination	40
9.2	Effect of Termination	40
9.3	Specific Performance	40

ARTICLE X MISCELLANEOUS		40

ii

10.1	Entire Agreement	40
10.2	No Waiver; Modifications in Writing	41
10.3	Communications	41
10.4	Costs and Expenses	42
10.5	Counterparts	42
10.6	Binding Effect; Assignment	42
10.7	Governing Law and Jurisdiction; Waiver of Jury Trial	42
10.8	Severability of Provisions	43
10.9	Headings; Exhibits and Schedules	43
10.10	Terms Generally	43
10.11	Joint Effort	43

Exhibits

Exhibit A – Form of Assignment of Membership Interest

Exhibit B – Form of Non-Foreign Person Affidavit

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") is made and entered into as of August 18, 2015 (the "Execution Date"), by and among Magnolia Sun LLC, a Delaware limited liability company (the "Purchaser"), Principal Solar, Inc., a Delaware corporation ("Principal Solar"), Vis Solis, Inc., a Tennessee corporation and successor to Vis Solis, LLC ("Vis Solis"), and AstroSol, Inc., a Tennessee corporation ("AstroSol" and together with Principal Solar and Vis Solis, each, a "Seller" and collectively, the "Sellers"), and Principal Solar, in its capacity as the Sellers' Representative, as appointed pursuant to Section 7.11 (the "Sellers' Representative"). Each of the Purchaser, the Sellers and the Sellers' Representative are referred to herein as a "Party" and collectively, as the "Parties."

RECITALS

WHEREAS, the Sellers jointly own all of the issued and outstanding equity interests (the "Powerhouse One Interests") in Powerhouse One, LLC, a Tennessee limited liability company ("Powerhouse One");

WHEREAS, Powerhouse One owns all of the issued and outstanding equity interests (the "Project Company Interests," and together with the Powerhouse One Interests, the "Interests") in the following companies: (a) Lincoln Farm I, LLC, a Tennessee limited liability company; (b) Lincoln Farm II, LLC, a Tennessee limited liability company; (c) Lincoln Farm III, LLC, a Tennessee limited liability company; and (d) Lincoln Farm IV, LLC, a Tennessee limited liability company (each, a "Project Company" and collectively, the "Project Companies," and together with Powerhouse One, each, a "Company" and collectively, the "Companies"); and

WHEREAS, the Purchaser wishes to purchase from the Sellers, and the Sellers wish to sell to the Purchaser, all of the Powerhouse One Interests, according to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1     Definitions. As used in this Agreement, the following terms have the meanings specified below:

"AAA" has the meaning provided therefor in Section 2.5(a).

"Actual Net Working Capital" means the actual Net Working Capital as of the Closing Date determined in connection with the preparation of the Proration Statement.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Agreed Accounting Firm" has the meaning provided therefor in Section 2.5(a).

"Agreement" has the meaning provided therefor in the preamble to this Agreement.

"Arbitrator" has the meaning provided therefor in Section 7.9(c)(iii).

"Assets" has the meaning provided therefor in Section 5.9.

"Base Purchase Price" means One Million, Seven Hundred Forty Thousand, One Hundred Eighty-Nine and 17/100 Dollars.

"Benefit Plan" means employee benefit plans, as defined in Section 3(3) of ERISA, and all other profit sharing, deferred compensation (including a list of participants therein), bonus, stock option, stock purchase, stock bonus, phantom stock, vacation pay, holiday pay, severance, dependent care assistance, excess benefit, incentive compensation, salary continuation, medical, life or other insurance, employment, severance, termination, golden parachute, consulting, supplemental retirement plan or agreement, supplemental unemployment and other employee benefit plans, programs, agreements or arrangements, including all unwritten employee benefit plans, programs, agreements and arrangements, if any, maintained or contributed to by a Person for the benefit of its employees (or former employees) or independent contractors or their beneficiaries.

"Bridge Bank Indebtedness" means the aggregate amount of the Indebtedness payable to Bridge Bank, National Association, solely under the Bridge Bank Loan Agreement. The Parties agree that the Bridge Bank Indebtedness is equal to $4,831,863.41.

"Bridge Bank Loan Agreement" means that certain Loan and Security Agreement, dated as of June 10, 2013, by and among Bridge Bank, National Association, a National Banking Association, Powerhouse One, LLC, Lincoln Farm I, LLC, Lincoln Farm II, LLC, Lincoln Farm III, LLC and Lincoln Farm IV, LLC.

"Business" means the business of operating the Projects.

"Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York are authorized or obligated by Law or executive order to close.

"Claim Deadline" means 11:59 p.m. (CST) on the three (3)-year anniversary of the Closing Date.

"Closing" has the meaning provided therefor in Section 3.1.

"Closing Date" has the meaning provided therefor in Section 3.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" and "Companies" have the meaning provided therefor in the recitals to this Agreement.

"Company Fundamental Representations" has the meaning provided therefor in Section 8.3(a)(ii).

"Contract" means any agreement, contract, lease, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied), including executed letters of intent, executed term sheets, and similar evidences of an agreement in principle.

"Damages" means all damages (including direct and direct damages and incidental, punitive and consequential damages), losses, deficiencies, judgments, diminution in value, costs, claims, expenses, obligations, fines, expenditures, liabilities, assessments, adjustments, settlement payments, penalties and expenses including fees and expenses of counsel incurred in investigating, defending or settling any claim or Proceeding.

"Effective Time" means July 1, 2015 at 9:00 a.m. EST.

"Encumbrance" means any lease, license, pledge, option, right of first offer, right of first refusal, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, zoning Law or ordinance, encumbrance, lien, charge or restriction of any kind, including any restriction on the use, voting, transfer or other attribute of ownership, whether voluntarily incurred or arising by operation of Law, or any agreement to grant or create any of the foregoing.

"Environmental Law" means all applicable Laws relating to pollution, protection or preservation of the environment, natural resources or human health and safety, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., together with all rules and regulations thereunder, and all analogous state or local statutes and regulations.

"Environmental Liability" means any indebtedness, liability, obligation, claim (whether pending or threatened), loss, damage, fine, penalty, cost, expense, deficiency or responsibility, whether known or unknown, contingent or otherwise, arising under any Environmental Law, whether based on negligence, strict liability or otherwise, including any costs and liabilities for investigation, removal, remediation, restoration, abatement, monitoring, personal injury, property damage, natural resource damages, court costs, and reasonable attorneys' fees.

"Environmental Permits" has the meaning provided therefor in Section 5.17(a)(i).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations thereunder.

"Estimated Net Working Capital" means the estimated Net Working Capital as of the Closing Date as agreed to by the Purchaser and the Sellers on the Closing Date.

"Execution Date" has the meaning provided therefor in the preamble to this Agreement.

"Excluded Project Costs" means (a) any and all costs and expenses arising in connection with the Indebtedness under the Bridge Bank Loan Agreement but excluding any prepayment fees payable pursuant to Section 2.3(d) of the Bridge Bank Loan Agreement, and (b) any costs and expenses arising under the O&M Agreements. The Parties acknowledge and agree that the Sellers shall remain responsible for the payment of all Excluded Project Costs.

"Final Settlement Date" has the meaning provided therefor in Section 2.4(a).

"Financial Statements" has the meaning provided therefor in Section 5.5(a).

"GAAP" or "generally accepted accounting principles" means generally accepted accounting principles in the United States, applied on a consistent basis.

"Governmental Authority" means any department, commission, board, bureau, court, agency or any other instrumentality of any federal, state, provincial, county, city or municipal government or similar political subdivision, whether foreign or domestic.

"Hazardous Materials" means any substance, waste, contaminant or material that is listed, defined, designated, classified or regulated as hazardous, radioactive or toxic, or as a pollutant or contaminant, under or pursuant to any Environmental Law including petroleum and petroleum-derived products, asbestos, polychlorinated biphenyls and radioactive materials.

"Indebtedness" means, without duplication, all obligations of any Company to any Person (a) for money borrowed; (b) evidenced by bonds, debentures, notes or other similar instruments (including any seller notes issued in connection with any acquisition undertaken by a Company); (c) under any letter of credit, banker's acceptance, payment, performance or surety bond or related reimbursement agreement, in each case only to the extent drawn; (d) issued or assumed as the deferred purchase price of property or services (including earn-outs or other contingent payments), for conditional sales or under any title retention agreement; (e) under any non-competition, severance or similar arrangement; (f) under any deferred compensation arrangement or phantom equity arrangement; (g) relating to any lease that is required to be classified as a capital lease in accordance with GAAP, in the amount thereof accounted for as a liability in accordance with GAAP; (h) under any interest rate protection agreement (valued on a market quotation basis); (i) to guarantee or be liable for obligations of any other Person of the types described in clauses (a)-(i); (j) under any off-balance sheet financing arrangement (excluding all operating leases); (k) for underfunded employee pension benefit plans and for any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA; (l) that are characterized as long-term liabilities under GAAP; and (m) for any accrued interest, prepayment premiums, penalties, unpaid fees, expenses or other monetary obligations related to any of the foregoing; provided, however, that Indebtedness shall not include any debt financing incurred by a Company in connection with the consummation of the Transactions.

"Indemnified Party" means a Purchaser Indemnified Party or a Seller Indemnified Party.

"Indemnifying Notice" has the meaning provided therefor in Section 8.2.

"Indemnifying Party" has the meaning provided therefor in Section 8.2.

"Insurance Policies" has the meaning provided therefor in Section 5.20(a).

"Intellectual Property" shall mean all intellectual property and proprietary rights throughout the world, including all patents (and applications therefor, as well as all patent disclosures), trademarks and other indicia of source (and registrations and applications for registration therefor), copyrights (and registrations and applications for registration therefor), trade secrets and confidential information (including customer and supplier lists and marketing information), and computer software (including object code and source code thereof and data and databases related thereto).

"Interests" has the meaning provided therefor in the recitals to this Agreement.

"Knowledge of the Purchaser" and variations thereof means, except as explicitly provided to the contrary in this Agreement, the actual knowledge of Charles Wheeler without any obligation to make inquiries.

"Knowledge of the Sellers" and variations thereof means, except as explicitly provided to the contrary in this Agreement, the actual knowledge of the Sellers and their respective officers, without any obligation to make inquiries.

"Law" means any federal, state, local or similar constitution, statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment or decree of any Governmental Authority.

"Licenses" has the meaning provided therefor in Section 5.13(b).

"Material Contract" means any of the following Contracts entered into by any Company or that binds or affects any Company or any Project:

(a)	any power purchase agreement or energy sales agreement;

(b)	any agreement for the purchase, exchange or sale of renewable energy credits or green attributes;

(c)	any interconnection or transmission-related agreement;

(d)	any engineering, procurement and construction agreement, panel or inverter supply agreement, operation and maintenance agreement, warranty agreement for equipment of the Project;

(e)	any exclusivity or non-competition agreement;

(f)

any loan agreement, note, mortgage, indenture, security agreement and other contracts, agreements and instruments relating to Indebtedness or guarantees of the obligations of any other Person or the mortgaging, pledging or otherwise placing Encumbrances on any asset or group of assets of any Company or any Project;

(g)	any contract or agreement pursuant to which any Company is a lessor or a lessee of any personal property or the lessor or lessee of any real property;

(h)	any contract or agreement with any Governmental Authority;

(i)	any contract or agreement that contains earn-out, deferred or contingent payment obligations on the part of any Seller or any Company;

(j)

any contract or agreement that grants any right of first refusal or first offer or similar right or otherwise relating to the acquisition or disposition by the Sellers or any Company or their respective predecessors of any assets (whether by acquisition or disposition of equity interests, assets or otherwise), and pursuant to which the Sellers or any Company has any remaining obligation or potential liability;

(k)

any contract or agreement involving a remaining commitment by the Sellers or a Company as to which the expected annual cost of performing such contract by such Company, or the annual revenue expected to be received under such contract by such Company exceeds, or any contract to sell or otherwise dispose of any capital assets having a fair market value in excess of, Five Thousand Dollars ($5,000);

(l)	any noncompetition or similar contracts running in favor of any Seller or any Company;

(m)	any payment, performance or surety bond or surety agreement;

(n)	any settlement, conciliation or similar agreement with any Governmental Authority or any other Person;

(o)

any contract or agreement with any officer or manager of the Sellers or any Company, or any Affiliate of any of the foregoing, or in the case of any individual, any immediate family member of any of the foregoing;

(p)

any Contract that provides for non-monetary obligations on the part of such Company, the non-performance of which obligations would reasonably be expected to have a material adverse effect on a Company; and

(q)	any Contract to which a Company is a party, or by the terms of which a Company is bound, that is material to such Project or Company.

"Material Property Contracts" has the meaning provided therefor in Section 5.10(a).

"Net Working Capital" means the net working capital of the Companies calculated in each instance in the same manner and using the same assumptions and methodologies set forth in Schedule 1.1.

"Notice" has the meaning provided therefor in Section 10.3.

"Option Payment" means the aggregate amount of all monies owed to Vis Solis and AstroSol, pursuant to that certain that certain LLC Membership Minority Interest Option Agreement between Vis Solis [sic], AstroSol, Inc. and Principal Solar, Inc., dated May 31, 2013 and Agreement Among Powerhouse One, LLC Members Regarding Subsidiary Guaranty of Powerhouse One, LLC, dated February 19, 2015, by and among the Sellers. The Parties agree that the Option Payment is equal to Seven Hundred Sixty-Six Thousand, Eight Hundred Twenty Seven Dollars ($766,827).

"Organizational Documents" means (a) the articles or certificate of incorporation or formation and bylaws of a corporation; (b) the partnership agreement and any statement of partnership or formation of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation, limited liability company agreement, regulations or comparable documents of a limited liability company; and (e) any amendment to any of the foregoing.

"Owned Real Property" has the meaning provided therefor in Section 5.10(c).

"Party" or "Parties" has the meaning provided therefor in the preamble to this Agreement.

"Permits" has the meaning provided therefor in Section 5.14(a).

"Person" means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution or other entity, including a Governmental Authority.

"Powerhouse One" has the meaning provided therefor in the recitals to this Agreement.

"Powerhouse One Interests" has the meaning provided therefor in the recitals to this Agreement.

"Pre-Effective Time Tax Period" means any taxable period that ends prior to the Effective Time for any Straddle Period.

"Principal Solar" has the meaning provided therefor in the preamble to this Agreement.

"Proceeding" means a charge, complaint, action, order, writ, injunction, judgment, decree, inquiry, suit, litigation, proceeding, hearing, dispute, arbitration, audit, investigation, claim or demand (whether civil, criminal or administrative), pending, commenced, brought, conducted or heard by or before, any Governmental Authority or arbitrator.

"Project" and "Projects" have the meaning provided therefor in Section 5.1.

"Project Attributes" means the renewable energy certificates or credits, green tags, emission credits, carbon offsets and any other environmental attribute currently available or available at any time in the future related to each Company or Project.

"Project Company" and "Project Companies" have the meaning provided therefor in the recitals to this Agreement.

"Project Company Interests" has the meaning provided therefor in the recitals to this Agreement.

"Project Costs" means (a) all direct operating costs attributable to the ownership and operation of the Business (including, without limitation, (i) costs of insurance relating specifically to the Projects, (ii) amounts payable to third parties on account of electric generation from the Projects, (iii) Taxes based upon or measured by the ownership or operation of the Projects or the electric generated therefrom and (iv) debt service, including amounts owed and payable under the Bridge Bank Loan Agreement), (b) all direct capital expenditures incurred in the ownership and operation of the Projects in the ordinary course of business, and (c) overhead costs charged to the Projects, if any, by unaffiliated third parties, excluding any Excluded Project Costs.

"Proration Statement" has the meaning provided therefor in Section 2.4(a).

"Proration Statement Date" has the meaning provided therefor in Section 2.4(a).

"Purchase Price" has the meaning provided therefor in Section 2.2.

"Purchaser" has the meaning provided therefor in the preamble to this Agreement.

"Purchaser Fundamental Representations" has the meaning provided therefor in Section 8.3(c).

"Purchaser Indemnified Parties" means the Purchaser and its Affiliates (including, after the Closing, the Companies and any Affiliates thereof) and their respective shareholders, members, partners, directors, managers, officers, employees, representatives, consultants and agents (which in no event shall include or be deemed to include any Seller).

"Purchaser Reimbursement" means an amount equal to the sum of the following items (without duplication): (a) all Project Costs and all other expenditures attributable to the Projects (whether capitalized or expensed), other than Taxes and pre-paid costs and expenses, attributable to the period of time commencing prior to the Effective Time and paid by the Purchaser; (b) any sales proceeds and any other monies collected by the Sellers and not remitted or paid to the Purchaser with respect to the ownership or operation of the Projects and attributable to the period of time commencing at the Effective Time, including insurance proceeds collected by the Sellers with respect to losses and events that occurred on or after the Effective Time; (c) all Taxes allocated to the Sellers in accordance with Section 7.9(e), but that are paid by the Purchaser; (d) all pre-paid costs and expenses allocated to the Sellers in accordance with Section 2.3(b), but that are paid by the Purchaser; (e) the amount by which, if any, the Estimated Net Working Capital exceeds the Actual Net Working Capital, and (f) the amount of any Excluded Project Costs paid by the Purchaser.

"PV System" means a photovoltaic system, including photovoltaic panels, racks, wiring and other electrical devices, conduit, weatherproof housings, hardware, one or more inverters, remote monitoring systems, connectors, meters, disconnects and over current devices.

"Real Property Interests" has the meaning provided therefor in Section 5.10(a).

"Registered Intellectual Property" has the meaning provided therefor in Section 5.13(a).

"Seller Indemnified Parties" means the Sellers and their respective shareholders, members, directors, managers, officers, employees and agents (which in no event shall include or be deemed to include the Purchaser, the Companies, or any of their Affiliates).

"Seller" and "Sellers" have the meaning provided therefor in the preamble to this Agreement.

"Sellers' Fundamental Representations" has the meaning provided therefor in Section 8.3(a)(ii).

"Seller Reimbursement" means an amount equal to the sum of the following items (without duplication): (a) the amount of all Project Costs and all other expenditures attributable to the Projects (whether capitalized or expensed), other than Taxes and pre-paid costs and expenses, attributable to the period of time commencing at the Effective Time and paid by the Sellers, (b) any sales proceeds and any other monies collected by the Purchaser and not remitted or paid to the Sellers with respect to the ownership or operation of the Projects and attributable to the period of time prior to the Effective Time, including insurance proceeds collected by the Purchaser with respect to losses and events that occurred prior to the Effective Time, (c) the amount equal to all Taxes allocated to the Purchaser in accordance with Section 7.9(e), but that are paid by the Sellers; (d) all pre-paid costs and expenses allocated to the Purchaser in accordance with Section 2.3(b), but that are paid by the Seller; and (e) the amount by which, if any, the Actual Net Working Capital exceeds the Estimated Net Working Capital.

"Sellers' Representative" has the meaning provided therefor in the preamble to this Agreement.

"Solar Data" means any and all solar data with regard to the Projects included on Schedule 5.23.

"Solar Tax Credits" means (a) any grant under Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5, as amended, including any similar provision concerning a refundable tax credit that replaces such grant program, (b) any investment tax credit under Title 26, Section 48 of the Code or any successor or other similar provision, including any similar provision concerning a refundable tax credit that replaces such investment tax credit program, and (c) other tax credits established by the United States Internal Revenue Service or a state of the United States for the purchase, lease or other acquisition of a PV System.

"Straddle Period" means any taxable period that begins before the Effective Time and ends after the Effective Time.

"Tax" means all (a) United States federal, state or local or non-United States taxes, assessments, duties, levies, fees and other charges of any nature imposed by any Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees or levies, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return of any such group; and (c) any liability for the payment of any amount of a type described in clause (a) or clause (b) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

"Tax Return" means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

"Termination Date" has the meaning provided therefor in Section 9.1(b).

"Third-Party Claim" has the meaning provided therefor in Section 8.5(a).

"Transactions" means the transactions contemplated by this Agreement and the other agreements contemplated hereby.

"Vis Solis" has the meaning provided therefor in the preamble to this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE INTERESTS

2.1     Sale of the Interests to the Purchaser. At the Closing, but effective as of the Effective Time, the Purchaser shall acquire all of the Powerhouse One Interests from the Sellers, and the Sellers shall sell, assign, transfer and deliver to the Purchaser, all of the Interests, free and clear of any and all Encumbrances, for the Purchase Price.

2.2     Purchase Price. In consideration of the Interests and the Transactions, and subject to the terms and conditions set forth in this Agreement, the Purchaser shall, at the Closing: (a) deliver, or cause to be delivered, to Principal Solar the Base Purchase Price, in immediately available funds; (b) deliver, or cause to be delivered, to Vis Solis and AstroSol the Option Payment (with 25.1% of such Option Payment delivered to Vis Solis and 74.9% of such Option Payment delivered to AstroSol), subject to Section 2.6, in immediately available funds and (c) deliver, or cause to be delivered, to Bridge Bank, National Association, the Bridge Bank Indebtedness, in immediately available funds (collectively, the "Purchase Price").

2.3     Proration of Project Costs and Revenues.

(a)     Except as expressly provided otherwise in this Agreement, the Sellers shall remain entitled to all of the rights of ownership (including the right to all electric generation, proceeds of electric generation and other proceeds), and shall remain responsible for all Project Costs, in each case attributable to the period of time prior to the Effective Time. Except as expressly provided otherwise in this Agreement, and subject to the occurrence of the Closing, the Purchaser shall be entitled to all of the rights of ownership (including the right to all electric generation, proceeds of electric generation and other proceeds), and shall be responsible for all Project Costs, in each case attributable to the period of time commencing at the Effective Time.

(b)     The determination of whether Project Costs or any other items are attributable to the period of time prior to the Effective Time or the period of time commencing at the Effective Time shall be in accordance with the following: (i) for debt service and all other payment obligations (other than Taxes, pre-paid costs and expenses and Excluded Project Costs), such determination shall be based on when the payment obligation is due; and (ii) for all other Project Costs and other items, such determination shall be based on when services are rendered, when the goods are delivered, or when the work is performed. Notwithstanding the foregoing, (y) Taxes shall be allocated between the Purchaser and the Sellers in accordance with Section 7.9(e), and (z) pre-paid costs and expenses covering a period of time that begins before the Effective Time and ends on or after the Effective Time shall be allocated between the Purchaser and the Seller based on the number of days in the applicable period falling before, and the number of days in the applicable period falling at or after the Effective Time. All Excluded Project Costs shall be remain the responsibility of, and shall be allocated entirely to, the Sellers.

2.4     Confirmation of Proration.

(a)     No later than forty-five (45) days after the Closing, the Purchaser shall prepare and deliver to the Sellers, in accordance with this Agreement, an itemized statement (the "Proration Statement") setting forth any Purchaser Reimbursement and any Seller Reimbursement as of the date of such statement (the "Proration Statement Date"). As soon as practicable after receipt of the Proration Statement, and no later than ten (10) days after such receipt, the Sellers shall deliver to the Purchaser a written report containing any changes that the Sellers propose to the Proration Statement. If the Sellers fail to propose any changes to the Proration Statement within the ten-day period set forth above, it shall be deemed that the Sellers agree with the Proration Statement, which shall become final and binding on the Parties. If the Sellers propose any changes to the Proration Statement within the ten-day period set forth above, the Sellers and the Purchaser shall undertake to agree with respect to the disputed amounts not later than fifteen (15) days after receipt by the Purchaser of the Sellers' requested changes (such date, the "Final Settlement Date"). If the Parties reach an agreement on the Proration Statement on or before the Final Settlement Date, the Proration Statement, as agreed to by the Parties, shall be final, binding, and conclusive on the Parties, and within three (3) Business Days after the Final Settlement Date, (i) the Purchaser will pay to Principal Solar the amount, if any, by which the Seller Reimbursement exceeds the Purchaser Reimbursement or (ii) Principal Solar will pay to the Purchaser the amount, if any, by which the Purchaser Reimbursement exceeds the Seller Reimbursement. If the Sellers and the Purchaser are not able to agree on the final Proration Statement on or prior to the Final Settlement Date, then the Sellers and the Purchaser will resolve such differences solely in accordance with Section 2.5.

(b)     After the Proration Statement Date, (i) if either Party receives monies belonging to the other Party, including, without limitation, any proceeds of electric generation, then such amount shall, within thirty (30) days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) if either Party pays monies for Project Costs which are the obligation of the other Party, then such other Party shall, within thirty (30) days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Project Costs, (iii) if a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both the Sellers and the Purchaser, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof.

2.5     Dispute Resolution.

(a)     In the event the Sellers and the Purchaser are required to resolve a dispute regarding the Proration Statement, a certified public accountant or a firm of certified public accountants mutually acceptable to the Purchaser and the Sellers, which firm shall not include any of the six largest international accounting firms (i.e., Deloitte, PricewaterhouseCoopers, Ernst & Young, KPMG, BDO International and Grant Thornton International) (the "Agreed Accounting Firm") shall act as an expert to decide all points of such dispute in accordance with the terms of this Agreement. If the Parties are unable to agree upon the designation of the Agreed Accounting Firm, then the Sellers or the Purchaser shall in writing request the Dallas, Texas office of the American Arbitration Association ("AAA") to designate the Agreed Accounting Firm in Dallas, Texas. If issues are submitted to the Agreed Accounting Firm for resolution, the Sellers and the Purchaser will each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm. The Agreed Accounting Firm will be directed to (i) review the initial draft of the Proration Statement submitted by the Purchaser, the written report submitted by the Sellers and the records relating thereto only with respect to items that remain disputed immediately following the Final Settlement Date, as identified by the Sellers in such written report and (ii) determine the final calculations for the Purchaser Reimbursement and the Seller Reimbursement.

(b)     The Sellers and the Purchaser will each furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such Party or its Affiliates (and such parties' independent public accountants). The Sellers and the Purchaser will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including making available books, records and, as available, personnel as reasonably required. The Agreed Accounting Firm will conduct the expert determination proceedings in Dallas, Texas in accordance with the terms of this Section 2.5. The Agreed Accounting Firm's determination will be made within forty-five (45) days after submission of the matters in dispute. The determination by the Agreed Accounting Firm will be final and binding on both parties, without right of appeal. In determining the proper amount of any adjustment to the Purchaser Reimbursement or the Seller Reimbursement proposed by the Purchaser, the Agreed Accounting Firm may not increase or decrease any item included in the Purchaser Reimbursement or the Seller Reimbursement more than the increase or the decrease, as applicable, proposed by the Sellers in its report, and may not award damages or penalties to the Sellers or the Purchaser with respect to any matter.

(c)     Within three (3) days after the decision of the Agreed Accounting Firm with respect to the final calculations for the Purchaser Reimbursement and the Seller Reimbursement, (i) the Purchaser will pay to Principal Solar the amount, if any, by which the Seller Reimbursement exceeds the Purchaser Reimbursement or (ii) Principal Solar will pay to the Purchaser the amount, if any, by which the Purchaser Reimbursement exceeds the Seller Reimbursement. In the event the Purchaser or Principal Solar files an action in a court of law or equity to enforce the ruling of the Agreed Accounting Firm, such Party shall also recover from the other its costs and reasonable attorneys' fees incurred in seeking and obtaining judicial enforcement of the ruling of the Agreed Accounting Firm. It is the intent of the Parties that any adjustment made pursuant to this Section 2.5 shall be made only once and without duplication. The procedure set forth in this Section 2.5 is the exclusive procedure for determining the Final Purchase Price.

(d)     The Sellers and the Purchaser will each bear its own legal fees and other costs of presenting its case to the Agreed Accounting Firm. The costs and expenses of the Agreed Accounting Firm shall be shared one-half by Principal Solar and one-half by the Purchaser. The Parties intend that the procedures set forth in this Section 2.5 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this clause (d) shall be specifically enforceable.

2.6     Option Payment. The Parties acknowledge and agree that the payment of the Option Payment in accordance with Section 2.2 will constitute the exclusive method by which the Option Payment will be paid among the Parties. Upon payment by the Purchaser of the Option Payment in accordance with Section 2.2, the Purchaser will have no further obligation to Vis Solis or AstroSol with respect to the Option Payment or any other payment other than pursuant to this Agreement, and neither Vis Solis nor AstroSol will have no further right to receive payment of such amounts.

ARTICLE III
CLOSING

3.1     Closing. Subject to the terms and conditions of this Agreement, the execution and delivery by the Parties of this Agreement and the closing of the Transactions (the "Closing") shall take place on the date that is five (5) Business Days after the Purchaser provides the Sellers with written notice of Closing (such date that the Closing occurs, the "Closing Date") at the Purchaser's offices, and the Closing shall be deemed to have occurred, and be effective, as of 9:00 a.m. EST on the Closing Date.

3.2     Conditions Precedent to the Purchaser's Obligation to Close. The Purchaser's obligation to purchase the Interests and consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)     Accuracy of Representations. The representations and warranties set forth in Article IV and Article V that are qualified with respect to materiality must be true and correct in all respects, and the representations and warranties set forth in Article IV and Article V that are not so qualified must be true and correct in all material respects, in each case as of the Closing Date, except for those representations and warranties which are as of a specific date, which shall be true and correct as of such date.

(b)     The Sellers' Performance. The Sellers shall have performed and complied in all material respects with the covenants, obligations, agreements and conditions required to be performed or complied with by them hereunder on or prior to the date of the Closing.

(c)     Compliance Certificate. The Purchaser shall have received a certificate of the Sellers certifying as to the matters set forth in Sections 3.2(a) and 3.2(b).

(d)     No Material Adverse Change. There has been no material adverse change to the Companies, the Projects or the Business.

(e)     No Violation. The consummation of the Transactions shall not violate any applicable Law.

(f)     Necessary Documents. The Purchaser has received all documents (i) evidencing all requisite approvals of the Sellers and the Companies authorizing the Transactions, and (ii) otherwise required for the consummation or performance of any of the Transactions.

(g)     Required Consents. The Sellers and the Companies shall have received all governmental, regulatory and contractual consents and approvals for or in connection with the Transactions or the other agreements, documents and instruments of the Companies contemplated by this Agreement and no such consent or approval shall have been withdrawn, suspended or conditioned.

(h)     No Injunction. No Proceeding by any Governmental Authority or other Person shall have been instituted or threatened that questions or challenges the validity of, or seeks to enjoin, the consummation of the Transactions, and the consummation of the Transactions shall not violate any order, decree or judgment of any court, Permit, Law, or Governmental Authority having competent jurisdiction.

(i)     Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions are reasonably satisfactory to counsel for the Purchaser.

3.3     Conditions Precedent to the Sellers' Obligation to Close. The Sellers' obligation to sell the Interests and consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)     Accuracy of Representations. The representations and warranties set forth in Article VI that are qualified with respect to materiality must be true and correct in all respects, and the representations and warranties set forth in Article VI that are not so qualified must be true and correct in all material respects, in each case as of the Closing Date, except for those representations and warranties which are as of a specific date, which shall be true and correct as of such date.

(b)     The Purchaser's Performance. The Purchaser shall have performed and complied in all material respects with the covenants, obligations, agreements and conditions required to be performed or complied with by it hereunder on or prior to the date of the Closing.

(c)     Compliance Certificate. The Sellers shall have received a certificate of the Purchaser certifying as to the matters set forth in Sections 3.3(a) and 3.3(b) above.

(d)     No Violation. The consummation of the Transactions shall not violate any applicable Law.

(e)     Necessary Documents. The Sellers have received all documents (i) evidencing all requisite approvals of the Purchaser authorizing the Transactions, and (ii) otherwise required for the consummation or performance of any of the Transactions.

(f)     Required Consents. The Purchaser shall have received all governmental, regulatory and contractual consents and approvals for or in connection with the Transactions or the other agreements, documents and instruments of the Purchaser contemplated by this Agreement and no such consent or approval shall have been withdrawn, suspended or conditioned.

(g)     No Injunction. No Proceeding by any Governmental Authority or other Person shall have been instituted or threatened that questions or challenges the validity of, or seeks to enjoin, the consummation of the Transactions, and the consummation of the Transactions shall not violate any order, decree or judgment of any court, Permit, Law, or Governmental Authority having competent jurisdiction.

(h)     Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions are reasonably satisfactory to counsel for the Sellers.

3.4     Deliveries and Actions Taken at the Closing.

(a)     Deliveries by the Sellers. On the Closing Date:

(i)     the Sellers shall assign the Powerhouse One Interests, free and clear of any and all Encumbrances, in an assignment of membership interest in the form of Exhibit A;

(ii)     the Sellers shall deliver to the Purchaser a certificate of the Secretary of State of Tennessee, and each state in which each Company is required to be qualified to do business, stating that each Company is in good standing or has comparable active status in such state;

(iii)     the Sellers shall deliver to the Purchaser a certificate executed by a duly authorized officer certifying that the conditions described in Section 3.2(a) and Section 3.2(b) have been satisfied;

(iv)     the Sellers shall deliver to the Purchaser a certificate of the Secretary of each Company certifying that attached to such certificate are true and complete copies of (A) each Company's Organizational Documents, as amended through and in effect on the Closing Date, and (B) resolutions of each Company's board of managers or similar governing body and the Sellers, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Companies are a party and the consummation of the Transactions;

(v)     the Sellers shall deliver to the Purchaser a non-foreign person affidavit duly executed by the Sellers dated as of the Closing Date in the form attached hereto as Exhibit B;

(vi)     the Sellers shall deliver to the Purchaser the written resignation, effective as of the Closing Date, of the managers and non-employee officers of the Companies set forth on Schedule 3.4(a)(vi);

(vii)     the Sellers shall deliver to the Purchaser payoff letters from all holders of Indebtedness (including all Indebtedness arising under the Bridge Bank Loan Agreement) and release documentation evidencing the release of all Encumbrances, each in a form acceptable to the Purchaser;

(viii)     the Sellers shall deliver to the Purchaser copies of all third party consents and Governmental Authority consents set forth on Schedule 4.4(b) in form and substance acceptable to the Purchaser in its sole discretion; and

(ix)     the Sellers shall have delivered such other documents and instruments as the Purchaser or the Purchaser's counsel may reasonably request so as to better evidence or effectuate the Transactions.

(b)     Deliveries by the Purchaser. On the Closing Date:

(i)     the Purchaser will deliver the Purchase Price to the Sellers at the Closing wired to an account designated by the Sellers;

(ii)     the Purchaser shall deliver to the Sellers a certificate of the Secretary of State of Delaware stating that the Purchaser is in good standing or has comparable active status in such state;

(iii)     the Purchaser shall deliver to the Sellers a certificate executed by a duly authorized officer certifying that the conditions described in Section 3.3(a) and Section 3.3(b) have been satisfied;

(iv)     the Purchaser shall deliver to the Sellers a certificate of the Secretary of the Purchaser certifying that attached to such certificate are true and complete copies of (A) the Purchaser's Organizational Documents, as amended through and in effect on the Closing Date, and (B) resolutions of the Purchaser's board of managers or similar governing body authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which the Purchaser is a party and the consummation of the Transactions;

(v)     the Purchase Price allocation to be delivered pursuant to Section 7.9(a); and

(vi)     the Purchaser shall have delivered such other documents and instruments as the Sellers or the Sellers' counsel may reasonably request so as to better evidence or effectuate the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, jointly and severally, represents and warrants to the Purchaser as of the Execution Date and Closing Date as follows:

4.1     Organization. Principal Solar is duly formed, validly existing and in good standing under the Laws of the State of Delaware. Vis Solis is duly formed, validly existing and in good standing under the Laws of the State of Tennessee. AstroSol, Inc. is duly formed, validly existing and in good standing under the Laws of the State of Tennessee. Schedule 4.1 sets forth each jurisdiction in which each Seller is qualified to transact business as a foreign corporation. Except as set forth on Schedule 4.1, each Seller is duly qualified to do business and in good standing in each jurisdiction where such qualification is required, except to the extent the failure to be so qualified would not be material. The Organizational Documents of each Seller that have previously been furnished to the Purchaser reflect all amendments thereto and are correct and complete. None of the Sellers is in default under or in violation of any provision of its Organizational Documents.

4.2     Authority. Each Seller has all requisite power and authority to (a) execute and deliver this Agreement and perform its obligations hereunder and (b) execute and deliver all other agreements and instruments to be executed and delivered by the Sellers pursuant to this Agreement and perform its respective obligations thereunder. The execution, delivery and performance of this Agreement and each other document to which each Seller is or will be a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly and validly authorized by all requisite action on the part of the Sellers and no other proceedings by the Sellers are necessary to authorize the execution and delivery of the Agreement and the consummation of the Transactions.

4.3     Enforceability. This Agreement has been executed by each of the Sellers and constitutes a valid and binding obligation of each of the Sellers enforceable against each Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity.

4.4     No Conflicts; Consents and Approvals.

(a)     The execution and delivery of this Agreement and the consummation of the Transactions will not (i) conflict with any provision of the Organizational Documents of any of the Sellers, (ii) violate any applicable Law, Permit or other authorization of a Governmental Authority applicable to the Sellers, (iii) breach, violate or result in a default under (with or without notice or lapse of time or both), terminate, amend, cancel, modify or give rise to any right on the part of any Person to terminate, amend, cancel, modify, accelerate any obligation under, or require any of the Sellers to make a payment under, any Material Contract, (iv) create or impose any Encumbrance on any Company, Project or Asset, or (v) create any other consequence that would have a material adverse effect on any of the Companies.

(b)     Except as set forth on Schedule 4.4(b), no consent, approval or authorization of, filing with or notice to any third party or any Governmental Authority is required on the part of any Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

4.5     Litigation. There are no Proceedings pending and, to the Knowledge of the Sellers, there are no Proceedings threatened against any Seller, in any such case at law or in equity, before any Governmental Authority or arbitral body against or affecting any Seller, that would reasonably be expected to have an adverse effect on the ability of a Seller to perform its obligations under the Agreement or to consummate the Transactions.

4.6     Interests. The authorized and issued and outstanding number and class of all equity interests in the Companies are set forth on Schedule 4.6. The Interests constitute 100% of the issued and outstanding equity interests in the Companies. The Sellers are the record and beneficial owners of, and hold good and valid title to, the Powerhouse One Interests, free and clear of any and all Encumbrances. Powerhouse One is the record and beneficial owner of, and holds good and valid title to, the Project Company Interests, free and clear of any and all Encumbrances. At the Closing, the Sellers will transfer the Powerhouse One Interests to the Purchaser, free and clear of any and all Encumbrances. The Project Company Interests are free and clear of any and all Encumbrances. All outstanding Interests have been duly authorized and validly issued and are fully paid and nonassessable. No Company has violated any securities Laws or preemptive right or right of first refusal of any Person in connection with the offer, sale or issuance of any its equity securities. No Company has the right to acquire any capital stock or other equity interest of any other Person and no Project Company (a) owns any capital stock, security, partnership interest or other equity interest of any kind in any Person, or (b) is a partner or member of any partnership, limited liability company or joint venture.

4.7     Brokers. Except as set forth on Schedule 4.7, all negotiations relating to this Agreement and the Transactions have been carried out without the services of any Person acting on behalf of any of the Sellers, any Affiliate of the Sellers or any Company in such manner as to give rise to any valid claim against the Purchaser or any Company for any brokerage or finder's commission or similar compensation.

4.8     Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of either Seller. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of either Seller's assets or the income of either Seller. Neither Seller has any plan or intention of, or has received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary. Neither Seller is now insolvent nor will be rendered insolvent by any of the Transactions. As used in this Section 4.8, "insolvent" means that the sum of the debts and other liabilities of each Seller exceed the fair market value of such Seller's assets. Immediately after giving effect to the consummation of the Transactions, each Seller (a) will be able to pay its liabilities as they become due; and (b) will have assets (calculated at fair market value) that exceed its liabilities.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Each of the Sellers, jointly and severally, represents and warrants to the Purchaser as of the Execution Date and Closing Date as follows:

5.1     Organization. Each Company is duly formed, validly existing and in good standing under the Laws of the State of Tennessee. Schedule 5.1 sets forth each jurisdiction in which each Company is qualified to transact business as a foreign company. Except as set forth on Schedule 5.1, each Company is duly qualified to do business and in good standing in each jurisdiction where such qualification is required, except to the extent the failure to be so qualified would not be material. The Organizational Documents of each Company that have previously been furnished to the Purchaser reflect all amendments thereto and are correct and complete. No Company is in default under or in violation of any provision of its Organizational Documents. The only business activity that has been carried or is currently carried on by each Company is the development and ownership of the photovoltaic solar electric generating facility described on Schedule 5.1 (each a "Project", and collectively, the "Projects").

5.2     Authority. Each Company has all requisite limited liability company (and corporate, as applicable) power and authority to own the Projects, the Assets and to carry on its business as currently conducted. Each Company has all requisite power and authority to (a) execute and deliver this Agreement and perform its obligations hereunder and (b) execute and deliver all other agreements and instruments to be executed and delivered by the Companies pursuant to this Agreement and perform its obligations thereunder.

5.3     No Conflicts; Consents and Approvals.

(a)     The execution and delivery of this Agreement and the consummation of the Transactions will not (i) conflict with any provision of the Organizational Documents of any Company, (ii) violate any applicable Law, Permit or other authorization of a Governmental Authority applicable to a Company, a Project or its Assets, (iii) breach, violate or result in a default under (with or without notice or lapse of time or both), terminate, amend, cancel, modify or give rise to any right on the part of any Person to terminate, amend, cancel, modify, accelerate any obligation under, or require any Company to make a payment under, any Material Contract, (iv) cause a loss or adverse modification of any license, franchise, permit or other authorization or right (contractual or otherwise) to operate each Company's business or to own any Asset, (v) create or impose any Encumbrance on any Asset, or (vi) create any other consequence that would have a material adverse effect on a Company.

(b)     Except as set forth on Schedule 5.3(b), no consent, approval or authorization of, filing with or notice to any third party or any Governmental Authority is required on the part of any Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

5.4     Capitalization of the Companies. Except as set forth on Schedule 5.4, there are no (a) obligations, contingent or otherwise, of any Company to (i) repurchase, redeem or otherwise acquire any equity interests of such Company; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person; (b) preemptive or similar rights on the part of any holder of equity interest of any Company; (c) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating any Company to issue, sell or purchase, or cause to be issued and sold, any equity interests of such Company or any securities convertible into or exchangeable for any such equity interests; (d) commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment in respect of the equity interests or other securities of any Company; (e) outstanding or authorized equity interest appreciation, phantom equity interest, profit participation, or similar rights with respect to any equity securities of any Company; (f) member agreements, voting trusts or other agreements or understandings to which any Company is a party, relating to the voting or transfer of any equity interests of any Company; or (g) bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of any Company are entitled to vote.

5.5     Financial Statements.

(a)     The Sellers have delivered to the Purchaser, a complete and correct copy of (i) unaudited consolidated balance sheets by quarter of Powerhouse One as of and for the years ended December 31, 2013 and December 31, 2014, and the related statements of income; (ii) unaudited consolidated balance sheets by quarter of Powerhouse One as of and for the two quarters ended June 30, 2015, and the related statements of income; (iii) audited consolidated balance sheets of Powerhouse One as of and for the years ended December 31, 2012 and December 31, 2011, and the related statements of income, retained earnings, and cash flow (collectively, the "Financial Statements"). Except as set forth on Schedule 5.5(a), the Financial Statements (including in all cases the notes thereto, if any) fairly present in all material respects the financial condition and results of operations and cash flows of each Company as of the dates and for the periods indicated and have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(b)     All accounts receivable of each Company as of the Execution Date are (i) bona fide receivables incurred in the ordinary course of business and arising from sales actually made, (ii) properly reflected on such Company's books and records and balance sheets in accordance with GAAP and (iii) valid and enforceable claims and not subject to any counterclaim, or a claim for a chargeback, deduction, credit, set-off or other offset, other than as reflected by the reserve for bad debts. All accounts payable of each Company arose in bona fide arm's length transactions in the ordinary course of business, and no account payable is delinquent more than thirty (30) days in its payment.

5.6     Officers. Schedule 5.6 sets forth a correct and complete list of the officers of each Company, if any.

5.7     Bank Accounts. Schedule 5.7 sets forth (a) the names and locations of all banks and other financial institutions and depositories at which each Company maintains accounts of any type or safe deposit boxes, (b) the account number of each such account, (c) the number of each such safe deposit box, and (d) the current authorized signatory or signatories on each such account or safe deposit box.

5.8     Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.8, no Company has any Indebtedness, Encumbrance, obligation or liability (whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable or otherwise), other than in the case of a Company those (a) reflected on or disclosed in the Financial Statements or the notes thereto or (b) disclosed in this Agreement or any of the Schedules hereto.

5.9     Assets. Each Company owns, free and clear of any and all Encumbrances, all of the real, personal, tangible and intangible property and assets (a) shown on the Financial Statements or acquired thereafter, (b) necessary to conduct the Project and such Company's business as presently conducted ((a) and (b) collectively, the "Assets"), and (c) comprising the Project Attributes. All improvements located on property and all of each Company's machinery, equipment and other tangible personal property are free from defects and in good condition and repair in all material respects, ordinary wear and tear excepted, and are useable in the ordinary course of business and suitable for the purposes for which they are presently used and presently proposed to be used. For each Company, no Person other than the Company owns any equipment or other tangible assets or properties situated on the premises of such Company or used in or necessary to the operation of the business of such Company.

5.10     Real Property.

(a)     Schedule 5.10(a) contains a true, correct and complete list of all Contracts, including Material Contracts, which provide the Companies with any rights in or to real property, including rights in the nature of leases, easements, licenses, rights of way, franchise agreements, restrictive covenants, purchase agreements, agreements to relinquish or limit surface access rights with regards to minerals, options to purchase or lease, or applications for or bids to Governmental Authorities made by or on behalf of the Companies with respect to, any of the foregoing interests in real property or other material interests in real property (collectively, "Real Property Interests"), and all amendments and supplements thereto to which each Company is a party or by which such Company is bound (collectively, the "Material Property Contracts"). True, correct and complete copies of such Material Property Contracts have been delivered to the Purchaser. Each Material Property Contract is legal, valid, binding and enforceable and in full force and effect and will continue to be legal, valid, enforceable, binding and in full force and effect on the same terms and conditions immediately subsequent to the Closing.

(b)     Except as set forth on Schedule 5.10(b), (i) to the Knowledge of the Sellers, no Material Property Contract has been breached in any respect or canceled by the other party that has not been duly cured or reinstated and no Company has received written notice of any planned breach or cancellation; (ii) each Company has performed all of the obligations required to be performed by it on or before the Execution Date and the Closing Date under the Material Property Contracts, and no Company is in receipt of any notice of default under any Material Contract or any notice that the counterparty to any Material Property Contract intends to modify, cancel or terminate such Material Property Contract; (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any Material Property Contract; (iv) there are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the Material Property Contracts; and (v) no Material Property Contract is subject to any ground leases, mortgages, deeds of trust or other superior Encumbrances or interests that would entitle the holder thereof to interfere with or disturb the lessee's use and enjoyment of the leased premises or the exercise of the lessee's rights under the Material Property Contract so long as the lessee is not in default, beyond all applicable notice and cure periods.

(c)     Schedule 5.10(c) lists all items of real property owned by any Company (the "Owned Real Property"). Except as set forth on Schedule 5.10(c), the respective Company has good, marketable and indefeasible title to the Owned Real Property, free and clear of any and all Encumbrances. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(d)     No Company has received notice of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting the Real Property Interests or any portion thereof or interest therein, and to the Knowledge of the Sellers, no such proceeding has been threatened against the Real Property Interests. No Seller or Company has received any notice that the current use and occupancy of the Real Property Interests violates any Law in any material respect, and to the Knowledge of the Sellers, no such violations exist.

5.11     Contracts. Schedule 5.11 sets forth a complete and correct list of all Material Contracts and amendments and supplements thereto. The Sellers have provided to the Purchaser complete and correct copies, or, in the case of oral Material Contracts, a reasonably detailed written description, of the Material Contracts (including all amendments thereto) as in effect on the Execute Date. Except as set forth on Schedule 5.11, (i) to the Knowledge of the Sellers, no Material Contract has been breached in any respect or canceled by the other party that has not been duly cured or reinstated and neither the Sellers nor the Companies have received written notice of any planned breach or cancellation, (ii) each Company has performed all of the obligations required to be performed by it on or before the Closing Date under the Material Contracts, and neither the Sellers nor the Companies are in receipt of any notice of default under any Material Contract or any notice that the counterparty to any Material Contract intends to modify, cancel or terminate such Material Contract, (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any Material Contract, (iv) there are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the Material Contracts, and (v) no Company is a party to any contract, agreement, arrangement or license the performance of which could reasonably be expected to have a material adverse effect. Each Material Contract is legal, valid, binding and enforceable and in full force and effect and will continue to be legal, valid, enforceable, binding and in full force and effect on the same terms and conditions immediately subsequent to the Closing.

5.12     Employees; Employee Benefit Plans.

(a)     No Company has, and has not at any time had, any employees.

(b)     No Company sponsors, maintains or participates in, and has not at any time in the past sponsored, maintained or participated in, any Benefit Plan.

5.13     Intellectual Property.

(a)     Schedule 5.13(a) lists all registered trademarks, copyrights, trade names, service marks, logos and patents, including pending applications to register any of the foregoing with any Governmental Authority, as well as any domain names, that are owned by any Company and which have not expired or been abandoned (the "Registered Intellectual Property"). The operation of each Company and each Project, including the use by any Company of the Registered Intellectual Property, has not infringed, misappropriated or otherwise violated the Intellectual Property of any other Person in any manner that would be material, and to the Knowledge of the Sellers, no Person is infringing on the Intellectual Property owned by any Company; and there is no claim pending or, to the Knowledge of the Sellers, threatened, related to any of the foregoing.

(b)     Schedule 5.13(b) lists all written licenses to which any Company is a party, pursuant to which (i) a Company permits any Person to use any of the Intellectual Property owned by a Company or (ii) any Person permits a Company to use any trademarks, logos, service marks, trade names, copyrights or patents not owned by such Company, except for off-the-shelf software licenses (collectively, "Licenses"). The Sellers have delivered to the Purchaser complete and correct copies of the Licenses listed on Schedule 5.13(b). No Company is, and, to the Knowledge of the Sellers, no other party thereto is, in breach or default, in any material respect, under any License, and each License is in full force and effect. The computer systems and software of each Company have been sufficient for the operation of its business and have not suffered a material outage or other failure in the past twenty-four (24) months.

5.14     Permits; Compliance with Law.

(a)     Schedule 5.14(a) lists all governmental and quasi-governmental licenses, permits, certificates, entitlements, accreditations, certificates, or other approvals and authorizations maintained by each Company in connection with the conduct of its business as currently conducted (the "Permits"). The Permits listed on Schedule 5.14(a) constitute all Permits necessary to permit each Company lawfully to continue to conduct its business in the manner in which it conducts such business and to own and use its assets in the manner in which it owns and uses such assets. Each Permit is in full force and effect and no event has occurred and is continuing that permits, or after notice or lapse of time or both would permit, any modification, revocation, or termination of any such Permit. Except as set forth on Schedule 5.14(a), (i) each Company has at all times been in compliance with each Permit; and (ii) neither the Sellers nor the Companies have received any notice or other communications from any Governmental Authority regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Permit or (B) any actual, proposed, or potential revocation, suspension, cancellation, termination or modification of any Permit.

(b)     Except as set forth on Schedule 5.14(b), (i) each Company has complied in all respects and is in compliance with applicable Laws and is in compliance with the Permits (including with respect to bidding, pricing, billing and performance of all contracts with any Governmental Authority); (ii) no notice, charge, claim, action, investigation or assertion has been filed, commenced or, to the Knowledge of the Sellers, threatened in writing against a Company alleging any violation of any of the foregoing; (iii) no investigation with respect to any of the foregoing has been commenced; and (iv) there are no facts or circumstances which could form the basis of any violation of an applicable Law. Neither the Companies nor any of their respective directors, officers, employees, managers or agents has made any bribes, kickback payments or other similar payments of cash or other consideration in violation of the Law, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

5.15     Litigation. Except as set forth on Schedule 5.15, there are no actions, suits, or legal or arbitration proceedings (a) pending and, to the Knowledge of the Sellers, there are no actions, suits or legal or arbitration proceedings threatened against a Company or a Project, in any such case at law or in equity before any Governmental Authority or arbitral body that, if determined adversely, would materially affect the ownership, operation or value of a Company or a Project; or (b) pending or threatened by the Sellers or a Company against any Person, at law or in equity, or before or by any Governmental Authority (including any proceedings with respect to the transactions contemplated hereby). No Company is a party to or subject to, any judgment, order, injunction or decree of any Governmental Authority.

5.16     Taxes. Except as set forth on Schedule 5.16:

(a)     (i) Each Company has timely filed all Tax Returns that it was required to file; (ii) all such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws and regulations; (iii) all Taxes owed by each Company, whether or not shown as due on any Tax Return, have been paid; (iv) each Company has provided to the Purchaser true and complete copies of each Tax Return filed by such Company, including each income Tax Return and franchise or excise Tax Return based on income, filed since the date of formation of such Company; and (v) all Taxes that each Company is required to withhold or to collect for payment to any Governmental Authority have been duly withheld and collected and paid to the proper Governmental Authority.

(b)     Each Company (i) has not been audited and has not received any written or, to the Knowledge of the Sellers, other notice of initiation of an audit, request for information related to Tax matters, or any notice of deficiency or proposed adjustment of any Tax by any Governmental Authority, in each case for any period for which the statute of limitations on assessment of Taxes remains open, and (ii) has not extended any applicable statute of limitations on assessment or collection of any Taxes, which statute of limitations remains open.

(c)     Each Company (i) is not a party to any allocation, indemnification or sharing agreement with respect to Taxes, (ii) has not participated, and has not been required to be included, in the filing of any Tax Return by or for any consolidated, combined, unitary or similar group for Tax purposes, and has never been a member of any such group, (iii) is not currently the beneficiary of any extension of time within which to file any Tax Return; and (iv) is not liable, as a transferee or successor, by contract or otherwise, for the Taxes of any other Person.

(d)     Each Project Company is and has at all times since its formation been treated as a disregarded entity for U.S. federal income tax purposes, and no election has been filed with respect to such Company to cause it to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

(e)     No written claim, and, to the Knowledge of the Sellers, no other claim has ever been made by a Governmental Authority in a jurisdiction where a Company does not file Tax Returns that a Company may be subject to taxation in or by that jurisdiction. There are no Encumbrances on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax. No power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority with respect to a Company relating to any Tax Return for which the applicable statute of limitations has not expired.

(f)     No Company has engaged in a transaction that is or is substantially similar to a listed transaction or a reportable transaction within the meaning of any of Sections 6011, 6111 and 6112 of the Code.

(g)     Since December 31, 2011, no Company has made or changed any election for Tax purposes, changed an annual accounting period for Tax purposes, filed any amended Tax Return, entered into any closing agreement for Tax purposes, settled any Tax claim or assessment relating to such Company, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Company, or taken any other action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Purchaser or such Company for any period on or after the Effective Time or decreasing any Tax attribute of the Purchaser or such Company existing prior to the Effective Time.

(h)     No Company has agreed, and no Company is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, no Company has made any similar election, and no Company is required to apply any similar rules, under any comparable state, local or foreign Tax provision. No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending prior to the Closing Date; (ii) installment sale or open transaction disposition made prior to the Closing Date; (iii) use of the completed contract or percentage of completion method of accounting, (iv) prepaid amount received prior to the Closing Date; (v) closing agreement under Section 7121 of the Code (or other comparable agreement) entered into prior to the Closing Date; or (vi) cancellation of debt to which Section 108(i) of the Code applies.

(i)     None of the Assets constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. No Company is a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986. None of the assets of any Company will, on or after the Effective Time, be non-amortizable under Section 197(f) of the Code.

5.17     Environmental Matters.

(a)     Except for any matter set forth on Schedule 5.17(a):

(i)     Each Company is and has been in compliance in all respects with all applicable Environmental Laws and has obtained, maintained and complied with the terms of all permits, licenses, consents and approvals required under all applicable Environmental Laws to entitle such Company to own and operate its Assets and to carry on and conduct its business ("Environmental Permits"), with each such Environmental Permit set forth on Schedule 5.17(a);

(ii)     There are no pending or, to the Knowledge of the Sellers, threatened Proceedings, claims or demands arising under any Environmental Laws with respect to the Companies, the Real Property Interests, the Projects or with respect to any of the Assets (whether real, personal or mixed) formerly owned or operated by either of the Companies;

(iii)     No Company has treated, stored, transported, handled, manufactured, distributed, released, exposed any Person to, disposed of, or arranged for or permitted the disposal of, Hazardous Materials at or to a site, or owned, leased or operated a site, that (A) pursuant to CERCLA or any other Law, has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, (B) has been or is involved in any government-sponsored voluntary cleanup program, or (C) is or has been contaminated by any Hazardous Materials so as to give rise to any current or future environmental claims;

(iv)     No release or threatened release of Hazardous Materials is occurring or has occurred at or from any Real Property Interests or any other property formerly owned, operated, leased or used by any Company or the Sellers so as to give rise to any current or future environmental claims or for which applicable Environmental Law requires any Company to (A) provide notice to any Person, (B) perform any investigation, or (C) undertake any form of response action;

(v)     No Company has agreed to indemnify for or defend against, nor has any Company assumed, undertaken or otherwise become subject to, any material Environmental Liability of any Person; and

(vi)     The Sellers have delivered to the Purchaser true and complete copies of all environmental site assessments, compliance audits, remediation studies, or release reports, copies of any notices of violation or documents initiating regulatory or judicial or other proceedings, and any other documents materially bearing on environmental, health or safety liabilities, that are in the possession, custody, or control of the Sellers (including, in the case of such assessments, audits, studies or reports, those that were prepared on behalf of any Company) that relate to any Company, any Project or the current or former business or facilities of any Company (including the Real Property Interests); provided, that such reports and documents are provided as is, and the Sellers make no representation or warranty as to the accuracy of any facts asserted, statements made, or conclusions reached in any such reports or documents.

5.18     Absence of Changes. Since December 31, 2013, except as set forth on Schedule 5.18, (a) each Project and the business of each Company has been conducted in all material respects in the ordinary course consistent with past practice; (b) neither the Sellers nor any Company has suffered any damage, destruction or casualty loss over $5,000, whether or not covered by insurance; (c) neither the Sellers nor any Company has discharged or satisfied any Encumbrance or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practice, or cancelled, compromised, waived or released any material right or material claim; (d) neither the Sellers nor any Company has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings; (e) neither the Sellers nor any Company has instituted or settled any material proceeding; (f) neither the Sellers nor any Company has conducted its cash management customs and practices (including the collection of receivables, payment of payables, maintenance of control and credit practices) other than in the usual and ordinary course of business consistent with past custom and practice; and (g) neither the Sellers nor any Company has entered into any agreement, whether oral or written, to do any of the foregoing other than this Agreement.

5.19     Affiliate Transactions.

(a)     Except as set forth on Schedule 5.19(a), (i) no officer, director, manager, stockholder, member, employee, or Affiliate of any Company or, to the Knowledge of the Sellers, any immediate family member to any such individual or any entity controlled by such a Person, is a party to any contract, agreement, arrangement or license with any Company or has any interest in any Asset used by any Company; (ii) there are no loans, leases or other agreements or transactions between any Company and any other entity that controls or is under common control with any Company; and (iii) none of the assets, tangible or intangible, or properties that are used by any Company are owned by the Sellers or its Affiliates (other than the Companies).

(b)     Schedule 5.19(b) contains a description of all intercompany services provided to or on behalf of any Company by the Sellers or its Affiliates (other than the Companies) and the costs associated therewith.

5.20     Insurance.

(a)     Schedule 5.20(a) contains a true and complete list of all insurance policies (including policies providing property, vehicle, casualty, liability, and workers' compensation coverage and bond and surety arrangements and insurance certificates) to which any Company is a party or which provide coverage to or for the benefit of or with respect to a Company or any director, manager, employee or officer of a Company in his or her capacity as such (the "Insurance Policies"), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each Insurance Policy and the amount of coverage. Schedule 5.20(a) also describes any self-insurance or co-insurance arrangements by or affecting any Company, including any reserves established thereunder. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms following the Closing. The Sellers have delivered to the Purchaser complete and correct copies of the Insurance Policies. Neither Seller nor any Company has received any notice of pending or threatened termination of any Insurance Policy, and each Company is in compliance in all material respects with all terms and conditions contained therein. All potential insurance claims for matters arising prior to the Closing Date for which insurance coverage is (or would have been) available have been timely and properly tendered to the respective insurance carrier by each Company. No Company has been refused any insurance by any insurance carrier to which it has applied for any such insurance or with which it has carried such insurance. During the past three (3) years, no insurance carrier has questioned, denied or disputed coverage of any claim in excess of $5,000 individually or $25,000 in the aggregate or otherwise cancelled or threatened to cancel any insurance policy which covered a Company (or its assets, properties, products, employees, operations or business).

(b)     Schedule 5.20(b) sets forth a true, correct and complete list of all claims pending on any Insurance Policy and there is no such claim (i) as to which the Sellers or a Company has been notified that coverage has been questioned, denied or disputed by the underwriter, and (ii) that has or could erode historical or current insurance policy limits.

5.21     Brokers. Except as set forth on Schedule 5.21, all negotiations relating to this Agreement and the Transactions have been carried out without the services of any Person acting on behalf of any Company in such manner as to give rise to any valid claim against the Purchaser or any Company for any brokerage or finder's commission or similar compensation.

5.22     Minutes; Books and Records. The Sellers have delivered to the Purchaser true, complete and accurate copies, or the complete original, minute books, of each Company. The books of account and other records of each Company are complete and correct in all material respects. The minute books of each Company accurately reflect in all material respects all actions taken at meetings, or by written consent in lieu of meetings, of the stockholders, members, board of directors, board of managers or others performing similar functions.

5.23     Solar Data and Project Attributes. Schedule 5.23 sets forth a true and complete list of the Solar Data and Project Attributes as of the Effective Time. The Sellers have delivered to the Purchaser true and complete copies of all books and records containing the Solar Data and Project Attributes and any other information listed on Schedule 5.23 in the format identified on said Schedule 5.23. With respect to each item of Solar Data and Project Attributes identified on Schedule 5.23, (a) each Company possesses all right, title, and interest in and to each item of Solar Data and Project Attribute and has the right, title, interest and ability to convey the same to the Purchaser without reservations or restrictions; (b) no item on Schedule 5.23 is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and (c) neither the Sellers nor any Company has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such items on Schedule 5.23.

5.24     Accuracy of Materials. No representation or warranty made by any Seller or any Company in this Agreement or otherwise in connection with the Transactions or any other materials made available to the Purchaser or its agents and representatives pursuant to, or in connection with, this Agreement and the Transactions, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements in this Agreement or other materials not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as of the Execution Date and Closing Date as follows:

6.1     Organization. The Purchaser is duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser is not in default under or in violation of any provision of its Organizational Documents.

6.2     Authority. The Purchaser has all requisite limited liability company power and authority to (a) execute and deliver this Agreement and perform its obligations hereunder and (b) execute and deliver all other agreements and instruments to be executed and delivered pursuant to this Agreement and perform its obligations thereunder. The execution, delivery and performance of this Agreement and each other document to which the Purchaser is or will be a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly and validly authorized by all requisite action on the part of the Purchaser and no other proceedings by the Purchaser are necessary to authorize the execution and delivery of the Agreement and the consummation of the Transactions.

6.3     Enforceability. This Agreement has been executed by a duly authorized officer of the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights generally and by general principles of equity.

6.4     No Conflicts; Consents and Approvals.

(a)     The execution and delivery of this Agreement and the consummation of the Transactions by the Purchaser will not (i) breach or violate or result in a default under any applicable Law, permit held by the Purchaser or other authorization of a Governmental Authority applicable to the Purchaser or its assets, (ii) conflict with the Organizational Documents of the Purchaser or (iii) breach, violate or result in a default under (with or without notice or lapse of time or both), terminate or give rise to or any right on the part of any Person to terminate, any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound.

(b)     No consent, approval or authorization of or filing with any third party or Governmental Authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

6.5     Brokers. Except as set forth on Schedule 6.5, all negotiations relating to this Agreement and the Transactions have been carried out without the services of any Person acting on behalf of the Purchaser or any Affiliate of the Purchaser in such manner as to give rise to any valid claim against the Sellers for any brokerage or finder's commission or similar compensation.

6.6     Litigation. There are no Proceedings pending and, to the Knowledge of the Purchaser, there are no Proceedings threatened against the Purchaser, in any such case at law or in equity before any Governmental Authority or arbitral body against or affecting the Purchaser, that would reasonably be expected to have an adverse effect on the ability of the Purchaser to perform its obligations under the Agreement or to consummate the Transactions.

ARTICLE VII
COVENANTS

7.1     Access. The Sellers shall give to the Purchaser and its representatives, from and after the Execution Date, access during normal business hours to the premises, employees, agents and consultants of the Sellers and the Companies, and such copies of the Financial Statements, Material Contracts, books and records, and Leases and other documentation, so as to enable the Purchaser to inspect and evaluate all aspects of the Companies' business and operations, Assets, operating results (including revenues, cash flows and tax returns for the last three (3) years), condition (financial and otherwise), current and contingent liabilities, capitalization, ownership, and legal affairs relating to the business. The Purchaser agrees to conduct its review, and to cause its representatives to conduct their review, in a manner designed to minimize any disruption of the Companies' business.

7.2     Conduct of the Business. The Sellers shall cause the Companies to operate and conduct the Companies' business diligently and only in the ordinary course, consistent with past practices and not make any material change in its methods of accounting (except as required by GAAP), management or operations. In furtherance thereof, unless the Purchaser's prior consent to do otherwise is obtained, no Seller shall, and no Seller shall cause any of the Companies to, take any of the following actions:

(a)     enter into any Contract with any Person that imposes aggregate payment obligations on any Company other than contracts that are terminable without penalty or payment on notice of thirty (30) days or less;

(b)     amend, terminate, extend, violate or breach any Material Contract;

(c)     issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of equity interest, or any appreciation rights, or any option, warrant, conversion, or other right to acquire any such equity interest, or any security convertible into any such equity interest, or pay or declare or agree to pay or declare any dividend or other distribution with respect to any equity interests;

(d)     purchase or redeem, or agree to purchase or redeem, any equity interest;

(e)     sell, lease, grant, transfer or otherwise dispose of any asset or make any material commitment relating to its assets or enter into or terminate any lease of real property;

(f)     enter into or propose to enter into an agreement providing for the possible acquisition (by way of merger, purchase of capital stock, purchase of assets or otherwise) of any material portion of the capital stock or assets of another entity;

(g)     borrow any money, incur any Indebtedness, or become contingently liable for any obligation or liability of others;

(h)     enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Person;

(i)     make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

(j)     pay, prepay or discharge any liability other than in the ordinary course of business or fail to pay any liability when due;

(k)     write-off or write-down any Assets;

(l)     make any changes in its accounting methods or practices or revalue its assets, except for (i) those changes required by GAAP, and (ii) changes in its tax accounting methods or practices that may be necessitated by changes in applicable Tax Laws;

(m)     authorize or effect any change in such Company's Organizational Documents;

(n)     cancel, compromise or settle any material claim or action of such Company (unless such claim is otherwise paid or discharged by the Sellers at or before Closing);

(o)     voluntarily adopt a plan of complete or partial liquidation or dissolution of such Company;

(p)     create or incur any Encumbrance on any property or asset of any Company, or on the equity interests in any Company;

(q)     materially modify, amend, terminate, transfer, assign, convey, or deliver any Permit or waive, release, or assign any material rights or claims thereunder;

(r)     submit an application for, or modify, revoke, withdraw or otherwise adversely affect any pending application for, any Permit for a Project;

(s)     enter into any Contract with any Seller, any Affiliate of any Seller or any directors, officers, employees, or managers; or

(t)     authorize any of, or commit or agree to take any of, the foregoing actions.

7.3     Books and Records. The Sellers shall provide to the Purchaser, reasonably promptly but in no event later than five (5) Business Days after the Closing, all of the books and records of the Sellers related to the Companies and all of the books and records of the Companies; provided that the Sellers shall be entitled to retain, at the Sellers' sole expense, copies of such books and records delivered to the Purchaser pursuant to this Section 7.3.

7.4     Bank Accounts and Email Addresses. The Sellers shall, no later than the Closing, transfer to the Purchaser (i) all signing authority and other rights to all accounts of any time and safe deposit boxes with all banks and other financial institutions an depositories for each Company; and (ii) access to, and control over, all email addresses used by the Companies.

7.5     Energy Regulatory Filings. As promptly as is reasonably practicable, and in any case within five (5) days after the Execution Date, the Sellers and the Purchaser, as applicable shall file or cause to be filed with the applicable energy regulatory authorities such applications as are necessary to obtain any required approval for the various transactions contemplated hereby.

7.6     Notification of Certain Matters.

(a)     The Sellers shall give prompt notice to the Purchaser of (i) the occurrence or non-occurrence, to the Knowledge of the Sellers, of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Sellers contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; (ii) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the Purchaser; and (iii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings or submissions involving any property or other assets of any Company.

(b)     The Purchaser shall give prompt notice to the Sellers of (i) the occurrence or non-occurrence, to the Knowledge of the Purchaser, of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; (ii) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.6 shall not limit or otherwise affect the remedies available hereunder to the Sellers.

7.7     Further Assurances. Each Party agrees that from and after the Execution Date, each of them will:

(a)     execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by any Party to carry out the purposes and intents hereof; and

(b)     take any and all actions requested by the Sellers, the Companies, the Purchaser or their respective Affiliates with respect to any (i) required consents and (ii) Permit to ensure such Permits are validly issued, effective, and in full force and effect after consummation of the Transactions.

7.8     Governmental Approvals. Each Party hereby agrees, from and after the Execution Date, to take cause to be taken the following actions:

(a)     in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, in any proceeding that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful, or that would prevent, enjoin or otherwise prohibit consummation of Transactions, the prompt taking of any and all steps (including the appeal thereof and the posting of a bond, but excluding the taking of the steps contemplated by Section 7.8(b)) necessary to vacate, modify, reverse, suspend, eliminate or remove such actual injunction, decision, order, judgment, determination or decree so as to permit such consummation contemplated by this Agreement; and

(b)     the prompt taking of any and all actions (the sequence of which shall lie in the sole discretion of the Purchaser) necessary to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceedings by any person or entity, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions.

7.9     Tax Matters.

(a)     Purchase Price Allocation. At the Closing, the Purchaser shall provide the Sellers with an allocation of the Purchase Price for Tax purposes. The Parties and their respective Affiliates shall file all Tax Returns consistent in all respects with such allocation.

(b)     Tax Returns Relating to a Pre-Closing Tax Period. The Sellers shall, at the Sellers' own expense, prepare and file (or cause to be filed) any Tax Return of the Companies for any taxable period ending prior to the Closing Date that is due after the Closing Date. The Purchaser shall prepare and file any Tax Return of the Companies that is due after the Closing Date for any taxable period beginning on or before the Closing Date.

(c)     Tax Return Preparation and Filing Procedures; Refunds.

(i)     All Tax Returns for which the Sellers are responsible under Section 7.9(b) shall be (A) prepared in accordance with past custom and practice of the Companies and the Sellers in preparing its Tax Returns and, in any event, in accordance with applicable Law, and (B) made available by the Sellers (along with the associated Tax workpapers) to the Purchaser for review no later than thirty (30) days before the due date (including extensions) for filing such Tax Returns (or if such Tax Returns are due less than sixty (60) days after Closing, then promptly after such Tax Returns have been prepared). Within fifteen (15) days of such delivery, the Purchaser shall deliver to the Sellers a written statement describing the Purchaser's objections, if any, to such Tax Return and all grounds therefor. If the Purchaser and the Sellers are unable to resolve such objections, then any remaining disputes shall be resolved as provided in Section 7.9(c)(iii). If any disputes over such Tax Returns are not resolved at least five (5) days before such Tax Returns are due, then such Tax Returns shall be filed as prepared by the Sellers (with such changes as the Purchaser and the Sellers may have agreed upon), following which, if such Tax Returns have been filed in a manner inconsistent with the resolution of such disputes, they shall be amended. Each such Tax Return shall be filed on or before the due date (including extensions) for filing such Tax Return and the Sellers shall pay any Tax owed by the Companies as shown on such Tax Return.

(ii)     The Purchaser shall, with respect to any Tax Return for which the Purchaser is responsible under Section 7.9(b), make such Tax Return and the associated Tax workpapers available for review by the Sellers no later than thirty (30) days before the due date (including extensions) for filing such Tax Returns (or if such Tax Returns are due less than sixty (60) days after Closing, then promptly after such Tax Returns have been prepared). Within fifteen (15) days of such delivery (but no later than five (5) days before such returns are due), the Sellers shall deliver to the Purchaser a written statement describing its objections, if any, to such Tax Return and all grounds therefor. If the parties are unable to resolve such objections within such 15-day period (and, in any event, at least five (5) days before such Tax Returns are due), then such Tax Return shall be filed as prepared by the Purchaser, and any remaining disputes shall be resolved as provided in Section 7.9(c)(iii), following which, if such Tax Returns have been filed in a manner inconsistent with such resolution, they shall be amended. The Purchaser shall file (or cause to be filed) each such Tax Return before the due date (including extensions) for filing such Tax Return and the Sellers shall pay any Tax owed by the Companies as shown on such Tax Return to the extent such Tax relates to a Pre-Closing Tax Period (as determined under Section 7.9(e) below).

(iii)     If the Sellers and the Purchaser are unable to agree upon any Tax Return prepared pursuant to Section 7.9(c)(i) or Section 7.9(c)(ii) or to the allocation prepared pursuant to Section 7.9(a), then the Sellers and the Purchaser will refer the matter to the AAA to resolve such dispute pursuant to binding arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the AAA. The arbitration will be conducted before a single arbitrator, which arbitrator shall be mutually agreed upon by the Sellers and the Purchaser (such selected arbitrator, the "Arbitrator"). The Arbitrator shall be instructed to resolve any disputes referred to it within thirty (30) days after such referral. The resolution of disputes by the Arbitrator shall be set forth in writing and shall be conclusive and binding upon all Parties and the Parties shall join in the execution and cooperate in the filing of any amended Tax Return required to implement such resolution. The fees and expenses of the Arbitrator shall be borne by the Party whose positions generally did not prevail in such determination, or if the Arbitrator determines that neither the Sellers nor the Purchaser could be fairly found to be the prevailing party, then such fees, costs and expenses shall be borne fifty (50%) by the Sellers and fifty (50%) by the Purchaser.

(d)     Cooperation on Tax Matters.

(i)     The Parties shall cooperate fully, to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such Tax Return, or any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii)     The Parties agree to (A) retain or cause to be retained all books and records with respect to Tax matters pertinent to the Companies relating to any Tax period beginning before the Execution Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, (B) provide to the other Parties, upon request, all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Execution Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sellers, any extensions thereof) of the respective periods, and (C) give the other Parties reasonable written Notice prior to transferring, destroying or discarding any such books and records and, if any of the other Parties so requests, the other Parties shall allow such requesting Party to take possession of such books and records.

(e)     Allocation of Taxes. In the case of any Straddle Period, the amount of any Taxes for the Pre-Effective Time Tax Period shall (i) in the case of ad valorem property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before the Effective Time and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of all other Taxes, be determined based on an interim closing of the books immediately prior to the Effective Time.

(f)     Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other similar Taxes and fees incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other similar Taxes and fees.

(g)     Solar Tax Credits. Neither the Purchaser nor the Sellers shall take any action, or fail to take any action, that could reasonably be expected to, or actually does, result in any disallowance, expiration, forfeiture, recapture or other reduction of any Solar Tax Credits.

7.10     Confidentiality. After the Closing, each Seller shall and shall cause its respective Affiliates to continue to maintain the confidentiality of all information, documents and materials relating in any manner to the Transactions, the Companies, and the Projects, except to the extent disclosure of any such information is required by Law. In the event that any Seller reasonably believes after consultation with counsel that it or he is required by Law to disclose any confidential information described in this Section 7.10, such Seller will (a) provide the Purchaser with prompt Notice before such disclosure so that the Purchaser may obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (b) cooperate with the Purchaser in attempting to obtain such order or assurance.

7.11     The Sellers' Representative.

(a)     Appointment. In addition to the other rights and authority granted to the Sellers' Representative elsewhere in this Agreement, upon and by virtue of the approval of this Agreement by the Sellers, all of the Sellers collectively irrevocably constitute and appoint the Sellers' Representative as their agent and representative to act from and after the date hereof and to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt of payments under or pursuant to this Agreement and disbursement thereof to the Sellers and others, as contemplated by this Agreement; (iii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of all or any of the Sellers, any and all consents, waivers, amendments or modifications deemed by the Sellers' Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) amending this Agreement or any of the instruments to be delivered to the Purchaser pursuant to this Agreement; (vii) (A) submitting claims for indemnification on behalf of the Sellers pursuant to Article VIII, and (B) agreeing to, negotiating, entering into settlements and compromises of matter relating to claims for indemnification made by the Sellers pursuant to Article VIII, (viii) in addition to those matters specifically referenced in clauses (vii) above, (A) disputing or refraining from disputing, on behalf of each Seller relative to any amounts to be received by such Seller under this Agreement or any agreements contemplated hereby, any claim made by the Purchaser under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of each such Seller, any settlement agreement, release or other document with respect to such dispute or remedy; except, in each case, with respect to a dispute between a Seller, on the one hand, and the Sellers' Representative, on the other hand; (ix) engaging, and paying fees relating to, attorneys, accountants, agents or consultants on behalf of such the Sellers in connection with this Agreement or any other agreement contemplated hereby and the transactions contemplated hereby and thereby; and (x) taking all actions necessary or appropriate in the judgment of the Sellers' Representative for the accomplishment of any of the foregoing.

(b)     Authority. A decision, act, consent or instruction of the Sellers' Representative shall constitute a decision of all the Sellers and shall be final, binding and conclusive upon each Seller, and the Purchaser may rely upon any decision, act, consent or instruction of the Sellers' Representative as being the decision, act, consent or instruction of each and every Seller. The Purchaser is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers' Representative. Notices or communications to or from the Sellers' Representative shall constitute notice to or from each of the Sellers for purposes of this Agreement.

(c)     Additional Authorization; Irrevocable Appointment. Notwithstanding anything to the contrary in Section 7.11(a) or 7.11(b), in the event that the Sellers' Representative is of the opinion that it requires further authorization or advice from the Sellers on any matters concerning this Agreement, the Sellers' Representative shall be entitled to seek such further authorization from the Sellers prior to acting on their behalf. The appointment of the Sellers' Representative is coupled with an interest and shall be irrevocable by any Seller in any manner or for any reason. This authority granted to the Sellers' Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable Law.

(d)     Payment to the Sellers. The Purchase Price and any other amounts received by the Sellers' Representative from the Purchaser pursuant to this Agreement shall be distributed (i) if specified in this Agreement, in accordance with the terms of this Agreement, and (ii) if not specified in this Agreement, in the discretion of the Sellers' Representative.

ARTICLE VIII
INDEMNIFICATION

8.1     Indemnification. Subject to the other provisions of this Article VIII:

(a)     Each Seller, jointly and severally, shall indemnify the Purchaser Indemnified Parties from and against Damages incurred by the Purchaser Indemnified Parties arising, directly or indirectly, from or in connection with:

(i)     any breach of any representation or warranty of any Company or any Seller set forth in this Agreement or any other agreement executed by any Company or any Seller in connection with this Agreement;

(ii)     any breach of or failure by any Company or any Seller to perform any covenant or obligation of the Companies or the Sellers set forth in this Agreement or any other agreement executed by any Seller in connection with this Agreement;

(iii)     any disallowance, expiration, forfeiture, recapture or other reduction of any Solar Tax Credits as a result of (A) the transactions contemplated by this Agreement, (B) any action accruing prior to the Closing Date, (C) any action taken by, or with respect to, any Company or any Project prior to or on the Closing Date, or (D) any action taken, or failure to take any action, by the Sellers or its Affiliates prior to, on or after the Closing Date;

(iv)     any Damages (including legal fees and disbursements, court costs, the cost of appellate proceedings, and any other costs of defense and litigation) arising out of any litigation set forth, or that should be set forth, on any Schedule to this Agreement;

(v)     any Damages (including legal fees and disbursements, court costs, the cost of appellate proceedings, and any other costs of defense and litigation) arising in connection with any option, deposit, contingent, or any other type of payment due by any of the Sellers to any of the other Sellers; and

(vi)     any Damages (including reasonable legal fees and disbursements, court costs, the cost of appellate proceedings, and any other reasonable costs of litigation) that any the Purchaser Indemnified Party incurs to establish and enforce its right to the indemnification provisions in this Article VIII, provided the Purchaser Indemnified Party is successful in establishing that right.

(b)     The Purchaser shall indemnify the Seller Indemnified Parties from and against Damages incurred by the Seller Indemnified Parties arising, directly or indirectly, from or in connection with:

(i)     any breach of any representation or warranty of the Purchaser set forth in this Agreement or any other agreement executed by the Purchaser in connection with this Agreement;

(ii)     any breach of or failure by the Purchaser to perform any covenant or obligation of the Purchaser set forth in this Agreement or any other agreement executed by the Purchaser in connection with this Agreement;

(iii)     any disallowance, expiration, forfeiture, recapture or other reduction of any Solar Tax Credits as a result of any action taken by the Purchaser, any Company or any Project after the Closing Date; and

(iv)     any Damages (including reasonable legal fees and disbursements, court costs, the cost of appellate proceedings, and any other reasonable costs of litigation) that any Seller Indemnified Party incurs to establish and enforce its right to the indemnification provisions in this Article VIII, provided the Seller Indemnified Party is successful in establishing that right.

(c)     Without limiting the foregoing, (i) all representations, warranties, covenants and agreements set forth in this Agreement or in any schedule or exhibit to this Agreement, and the Purchaser Indemnified Parties' and Seller Indemnified Parties' right to rely on them as written and the related right to indemnification as contemplated herein, will not be affected by any examination made for or on behalf of any of the Parties or the knowledge of any of their officers, directors, managers, security holders, employees, agents or representatives or the acceptance of any certificate or opinion; and (ii) no Party shall be entitled to any indemnification hereunder in respect of any Damage to the extent caused by any matter constituting a breach of such Party's representations, warranties or covenants in the Agreement.

8.2     Claim Procedures. Any claim for Damages pursuant to this Article VIII shall be in writing (an "Indemnifying Notice"), shall be given by the applicable Indemnified Party to the Party or Parties from whom indemnity is sought (collectively, the "Indemnifying Party"), and shall describe the claim in reasonable detail and indicate the estimated amount of such claim, if reasonably practical. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of an Indemnification Notice that the Indemnifying Party disputes its liability to the Indemnified Party, the applicable indemnification claim specified in such Indemnification Notice shall be conclusively deemed an obligation of the Indemnifying Party hereunder, and the Indemnifying Party shall pay the Indemnified Party an amount equal to the amount of such indemnification claim.

8.3     Survival of Claims. The right of the Purchaser Indemnified Parties and the Seller Indemnified Parties to assert an indemnification claim for Damages pursuant to this Article VIII shall survive the Closing for the periods set forth in this Section 8.3.

(a)     The right of the Purchaser Indemnified Parties to assert a claim for Damages pursuant to Section 8.1(a)(i) for a breach of the representations or warranties set forth in this Agreement shall terminate at the Claim Deadline; provided, however, that the right of the Purchaser Indemnified Parties to assert a claim for Damages:

(i)     (A) for a breach of the representations and warranties of the Companies in Section 5.12 (Employees; Employee Benefit Plans), Section 5.16 (Taxes) or Section 5.17 (Environmental Matters); or (B) arising, directly or indirectly, from or in connection with Taxes attributable to the Pre-Closing Tax Period, in each case shall survive the Closing for seven (7) years; and

(ii)     (A) for breaches of the representations and warranties of (A) the Sellers in Sections 4.1 (Organization), 4.2 (Authority), 4.3 (Enforceability), 4.4 (No Conflicts; Consents and Approvals), 4.5 (Litigation), 4.6 (Interests) and 4.7 (Brokers) (collectively, the "Sellers' Fundamental Representations"); or (B) for breaches of the representations and warranties of the Companies in Sections 5.1 (Organization), 5.2 (Authority), 5.3 (No Conflicts; Consents and Approvals), 5.4 (Capitalization of the Companies), 5.15 (Litigation), Section 5.19 (Affiliate Transactions) and 5.21 (Brokers) (collectively, the "Company Fundamental Representations"), in each case shall survive the Closing indefinitely.

(b)     The right of the Purchaser Indemnified Parties to assert a claim for Damages for any claim pursuant to Section 8.1(a)(ii), Section 8.1(a)(iii), Section 8.1(a)(iv) or Section 8.1(a)(v) shall survive the Closing indefinitely.

(c)     The right of the Seller Indemnified Parties to assert a claim for Damages pursuant to Section 8.1(b)(i) for a breach of the representations or warranties set forth in this Agreement shall terminate at the Claim Deadline; provided, that the right of the Seller Indemnified Parties to assert a claim for Damages for a breach of the representations and warranties of the Purchaser in Sections 6.1 (Organization), 6.2 (Authority), 6.3 (Enforceability), 6.4 (No Conflicts; Consents and Approvals) and 6.5 (Brokers) (collectively, the "Purchaser Fundamental Representations"), in each case, shall survive the Closing indefinitely.

(d)     The right of the Seller Indemnified Parties to assert a claim for Damages for any claim pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(b)(iv) shall survive the Closing indefinitely.

8.4     Exclusive Remedy. If Closing occurs, the indemnities set forth in this Agreement (as limited by Section 8.3) shall be the sole and exclusive remedy of the Parties indemnified hereunder for breach of any representation, warranty or covenant set forth in this Agreement; provided, however, nothing in this Section 8.4 (i) shall be deemed to affect any Person's right to equitable relief (including specific performance in a court of law) for breach of a covenant set forth in this Agreement (whether or not such covenant is set forth in Article VII) and (ii) shall not be applicable to any Damages to the extent that the Party against whom relief is sought is found by a court of competent jurisdiction in a final nonappealable decision to have committed fraud.

8.5     Third-Party Claims.

(a)     If any claim by an Indemnified Party hereunder results from any claim or Proceeding by a third party (a "Third-Party Claim"), then such Indemnified Party shall give the Indemnifying Party written Notice thereof (together with a copy of such Third-Party Claim, process or other legal proceeding) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of such Indemnified Party to give such Notice shall not impair the rights of such Indemnified Party under this Article VIII, except to the extent that (and only to the extent that) the Indemnifying Party is actually and materially prejudiced by such failure to give Notice. The Indemnifying Party shall have the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnified Party, any such matter involving the asserted liability of the Indemnified Party; provided, however, that the Indemnified Party shall have the rights to participate in the defense of such asserted liability at the Indemnified Party's own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, or if the Indemnifying Party discontinues the diligent and timely conduct thereof, any of the Indemnified Parties may undertake such defense and the Indemnifying Party shall be responsible for reimbursing the Indemnified Parties for their legal fees and expenses in connection therewith as and when such fees and expenses are incurred by them.

(b)     (i) The Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice and (ii) the Indemnifying Party shall promptly inform the Indemnified Party of any settlement offers received and shall inform any third party claimant that any such settlement offers shall and must be shared with the Indemnified Party.

ARTICLE IX
TERMINATION

9.1     Causes of Termination. This Agreement and the Transactions may be terminated:

(a)     At any time by mutual written consent of the Sellers and the Purchaser;

(b)     By the Sellers or the Purchaser, upon written notice to the other Party if the Closing does not occur on or prior to August 30, 2015 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party that is in material breach of this Agreement at such time;

(c)     By the Sellers if, on the Closing Date, any of the conditions set forth in Section 3.3 shall not have been satisfied or waived (or have become incapable of fulfillment), other than through the failure of the Sellers to comply with its material obligations under this Agreement; or

(d)     By the Purchaser if, on the Closing Date, any of the conditions set forth in Section 3.2 shall not have been satisfied or waived (or have become incapable of fulfillment), other than through the failure of the Purchaser to comply with its material obligations under this Agreement.

9.2     Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of the Sellers or the Purchaser, except that the applicable provisions of Article I, Section 4.7, Section 5.21, Section 6.5, Article IX, and Article X shall survive termination of this Agreement.

9.3     Specific Performance. The Parties agree that, prior to the Closing Date, irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached, including any wrongful failure to consummate the Closing. It is accordingly agreed that the Purchaser shall be entitled to an injunction or injunctions or other specific performance or equitable relief to prevent breaches of this Agreement and to cause the Closing to occur on the terms and subject to the conditions thereto set forth herein. In that regard, the Sellers hereby waive (a) any defenses in any action for specific performance that such other Party is required to mitigate damages or otherwise has an adequate remedy under law and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining such equitable relief. If the Purchaser brings any action to enforce specifically the performance of the terms and provisions hereof by the other Party, the Termination Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such action. The Sellers agree that they will not oppose the granting of any injunction, specific performance or other equitable relief sought in accordance with this Section 9.3 on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

ARTICLE X
MISCELLANEOUS

10.1     Entire Agreement. This Agreement, including the exhibits and schedules hereto and the other agreements contemplated hereby, embody the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior understandings related to the subject matter hereof.

10.2     No Waiver; Modifications in Writing. No amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless executed in writing by the Parties hereto. Any amendment, waiver, supplement or modification of or to any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.

10.3     Communications. Any notice, request, instruction, consent, correspondence or other document to be given hereunder by any Party to the other Parties (herein collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile (confirmed by facsimile as received), as follows:

If to the Purchaser or, after the Closing, the Companies:

Greenbacker Group

369 Lexington Avenue, Suite 312

New York, New York 10017

Attention: Charles Wheeler

Telephone: 646-237-7884

Email: charles.wheeler@greenbackercapital.com

With a copy (which shall not constitute notice) to:

Winstead PC

500 Winstead Building

2728 N. Harwood St.

Dallas, Texas 75201

Attention: Sargon Daniel

Telephone: 214-745-5841

Email: sdaniel@winstead.com

and, if to the Sellers:

Principal Solar, Inc.

2560 King Arthur Blvd, Suite 124 PMB 65

Lewisville, Texas 75056

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Settle & Pou, PC

3333 Lee Parkway, Eighth Floor

Dallas, Texas 75219

Attention: Quentin Faust

Telephone: 214-520-3300

Facsimile: 214-526-4145

or to such other address as the Purchaser or the Sellers may designate in writing by giving Notice as provided above. Notice shall be deemed to have been duly given: at the time delivered, if personally delivered; upon actual receipt (or at the beginning of the recipient's next Business Day if not received during recipient's normal business hours), if sent by facsimile; upon actual receipt (or, if not actually received, on the fifth Business Day following deposit with the U.S. Post Office), if mailed; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

10.4     Costs and Expenses. Except as specifically provided to the contrary in this Agreement, whether or not the Transactions are consummated, each Party shall pay its own costs and expenses incident to or incurred in connection with preparation and execution of this Agreement and the consummation of the Transactions.

10.5     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or other electronic copies (such as .pdf files delivered by electronic mail) of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

10.6     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of each Company, each Seller, the Sellers' Representative and the Purchaser, and their respective permitted successors and assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement, and their respective permitted successors and assigns. No Party may assign its rights and obligations under this Agreement to any other Person without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates.

10.7     Governing Law and Jurisdiction; Waiver of Jury Trial. This Agreement will be constructed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the state of New York without regard to principles of conflicts of law, and all claims relating to or arising out of this Agreement, or the breach thereof, whether sounding in contract, tort or otherwise, will likewise be governed by the laws of New York (without regard to conflicts of law principles). Any action or proceeding under or in connection with this Agreement must be brought in a state or federal court situated in New York, New York, and each Party hereby irrevocably (a) submits to the exclusive jurisdiction of such courts, and (b) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE AND SHALL NOT SEEK JURY TRIAL IN ANY LAWSUIT, PROCEEDING, CLAIM, COUNTERCLAIM, DEFENSE OR OTHER LITIGATION OR DISPUTE UNDER OR IN RESPECT OF THIS AGREEMENT.

10.8     Severability of Provisions. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

10.9     Headings; Exhibits and Schedules. The article, section and other headings and captions and Table of Contents used or contained in this Agreement or the schedules or exhibits hereto are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. The schedules or exhibits referred to herein are attached hereto and incorporated herein by this reference. Any matter disclosed on one schedule hereto shall be deemed to be disclosed on any other schedule(s) hereto only to the extent that the relevance or applicability of such disclosure to such other schedule(s) is reasonably apparent on its face.

10.10     Terms Generally. The words "hereby," "herein," "hereof," "hereunder" and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not merely to the specific Section, paragraph or clause in which such word appears. All references in this Agreement to Sections, Exhibits and Schedules are references to Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. The words "include," "includes" and "including" are deemed to be followed by the phrase "without limitation." The definitions given in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms.

10.11     Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against the other Party.

*     *     *     *     *

IN WITNESS WHEREOF, the Purchaser, the Sellers and the Sellers' Representative have executed this Agreement as of the date first written above.

THE PURCHASER:

MAGNOLIA SUN LLC

By:	/s/ Charles Wheeler
Name:	Charles Wheeler
Title:	Authorized Signatory

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

SELLERS:

PRINCIPAL SOLAR, INC.

By:	/s/ Michael Gorton
Name:	Michael Gorton
Title:	Chief Executive Officer

VIS SOLIS, INC.

By:	/s/ R. Keith Gordon, Esq., LEED AP
Name:	R. Keith Gordon, Esq., LEED AP
Title:	General Counsel

AstroSol, inc.

By:	/s/ R. Keith Gordon, Esq., LEED AP
Name:	R. Keith Gordon, Esq., LEED AP
Title:	General Counsel

SELLERS' REPRESENTATIVE:

PRINCIPAL SOLAR, INC.

By:	/s/ Michael Gorton
Name:	Michael Gorton
Title:	Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]